100 Wall Street, 21st Floor New York, NY 10005 Tel: 212-509-5050 Fax: 212-509-9559	WUERSCH & GERING LLP ATTORNEYS AT LAW

October 4, 2006

Mr. Raymond Lyle
Ms. Victoria Lyle
1600 Cannon Drive
Fort Oglethorpe, Georgia 30742

Re: Share Purchase and Exchange Agreements

Ladies and Gentlemen:

We have acted as counsel to Manchester Inc., a Nevada corporation (the “Parent”), Nice Cars Acceptance AcquisitionCo, Inc., a Delaware corporation and wholly owned subsidiary of the Parent (“NCAAC”) and Nice Cars Operations AcquisitionCo, Inc. (“NCOAC,” and together with the Parent and NCAAC, the “Buyers,” and each a “Buyer”) in connection with (i) that certain Share Purchase and Exchange Agreement, dated as of October 4, 2006, by and between Nice Cars Capital Acceptance Corporation (“NCCAC”), Victoria and Raymond Lyle (the “Sellers”), the Parent and NCAAC (the “NCCAC Agreement”), (ii) the purchase note executed in connection with the NCCAC Agreement (the “Purchase Note”), (iii) the S Tax Reimbursement Note executed in connection with the NCCAC Agreement (“S Tax Reimbursement Note”); (iv) the Shareholder Loan Note executed in connection with the NCCAC Agreement (“Shareholder Loan Note”); (v) that certain Share Purchase and Exchange Agreement, dated as of October 4, 2006, by and between Nice Cars, Inc. (“NCI”), the Sellers, the Parent and NCOAC (the “NCI Agreement”); and (vi) those certain Employment Agreements between NCOAC and each of the Sellers, Raymond Lyle II, Robert Lyle and Ginger Bond (the “Employment Agreements” and referred to collectively with NCCAC Agreement, the Purchase Note, the S Tax Reimbursement Note, the Shareholder Loan Note, and the NCI Agreement, the “Agreements”).

For purposes of this opinion, we have examined the following:

(a) the Agreements;

(b) a Certificate from the Secretary of State of the Nevada, dated as of September 25, 2006, certifying to the continued legal existence and good standing of the Parent in such state;

Selling Shareholders	October 4, 2006

(c)  a Certificate from the Secretary of State of the State of Delaware, dated as of September 25, 2006, certifying to the continued legal existence and good standing of the NCAAC in such state;

(d) a Certificate from the Secretary of State of the State of Delaware, dated as of September 25, 2006, certifying to the continued legal existence and good standing of the NCOAC; and

(e) certificates from each of the Buyers (the “Buyers’ Certificates”), certifying as to certain factual matters.

The items set forth (b), (c), (d) and (e) are collectively referred to herein as the “Corporate Records.” We have based our opinions on no documents other than those set forth above in items (b), (c), (d) and (e). We have based our opinion expressed in Paragraph 1 below as to the valid existence and good standing of the Company solely upon the good standing certificate referenced above.

Based upon the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that:

1. The Parent is a corporation that is validly existing and in good standing under the laws of the State of Nevada.

2. NCAAC is a corporation that is validly existing and in good standing under the laws of the State of Delaware.

3. NCOAC is a corporation that is validly existing and in good standing under the laws of the State of Delaware.

4. When each of the Agreements has been executed and delivered by each of the Buyers, each of the Agreements shall constitute a valid and binding obligation of each Buyer, enforceable against such Buyer in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, moratorium or other laws of general applicability relating to or affecting the rights of creditors generally, and by general equitable principles, whether such enforcement is considered in a proceeding in equity or at law.

5. Each Buyer has the corporate power and corporate authority to execute, deliver and carry out the terms of the Agreements, and to consummate the transactions contemplated on the part of Buyer thereby.  Each Buyer has taken all action required by law, its Certificate of Incorporation and Bylaws to authorize such execution, delivery and consummation of the Agreements.

6. The Parent has obtained all material governmental approvals necessary to organize NCAAC and NCOAC and to issue the Exchange Shares (as defined in the Agreements) to NCAAC and NCOAC for exchange with the Sellers as contemplated by the Agreements.

Selling Shareholders	October 4, 2006

The foregoing opinions are limited to matters involving the State of New York and the federal laws of the United States of America, and we do not express any opinion as to the laws of any other jurisdiction and we have provided our opinion in respect of all matters governed by or pertaining to the laws of states other than the State of New York only as if such legal matters were to be decided under the laws of the State of New York within the State of New York.

Our opinion is also subject to the following qualifications:

A. In rendering this opinion, we have relied as to factual matters solely upon the representations and warranties made in the Agreements and the certificates and documents referred to in clauses (b), (c), (d) and (e) of the second paragraph of this letter. Where we render an opinion “to our knowledge,” it is based on the actual knowledge of attorneys in this firm who have, within the previous twelve (12) months, been involved with matters related to the Buyers and the transactions contemplated by the Agreements, and a review of the certificates and documents referred to in clauses (a) through (e) of this letter. While nothing has come to our attention leading us to question or giving us reasonable grounds to question the accuracy of such certificates and documents or the information contained therein, we have not, except as specifically noted in this opinion, made any independent review or investigation. We have not examined any records of any court, administrative tribunal or other similar entity.

B. We have made such examination of New York and federal law other than securities and antitrust laws as we have deemed relevant for the purpose of this opinion. We have not made any review of the laws of any other state or jurisdiction.

C. No opinion is expressed as to whether any provisions in the Agreements are specifically enforceable in equity.

D. We have assumed that: (i) the Sellers (and as applicable to their Employment Agreements, Raymond Lyle II, Robert Lyle and Ginger Bond) have all requisite power and authority (corporate or otherwise) to execute, deliver and perform the Agreements in accordance with the terms thereof; (ii) the Agreements have been duly authorized, executed and delivered by the Sellers and Raymond Lyle II, Robert Lyle and Ginger Bond; and (iii) the Agreements constitute the valid, binding and enforceable obligation of the Sellers and Raymond Lyle II, Robert Lyle and Ginger Bond. No opinion is expressed as to whether any covenant not to compete provision contained in the Agreements will be enforceable for the entire scope or duration or over the entire geographical area set forth in such provision.

E.  Our opinion that the Agreements are enforceable is subject to the qualification that a court may find certain provisions of the Agreements to be unenforceable, but such unenforceability will not, subject to the other exceptions, qualifications and limitations in this opinion letter, render the Agreements invalid as a whole. Our opinions are qualified by the limitations that certain contract provisions are unenforceable when their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable, or where their breach is not material. Our opinion regarding the enforceability of the Agreements is further subject to the effect of rules of law that may in a court’s opinion, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which a court concludes the unenforceable portion is not an essential part of the agreed exchange.

Selling Shareholders	October 4, 2006

F. We express no opinion regarding the enforceability of:

(i) any provisions contained in the Agreements relating to consent to jurisdiction, selection of venue, means of service of process or choice of law;

(ii) any provisions contained in the Agreements that require waivers or amendments to be made only in writing;

(iii) any provisions in the Agreements that purport to authorize a party to act in its sole discretion;

(iv) any provisions in the Agreements that purport to effect waivers of constitutional, statutory or equitable rights or the effect of applicable laws;

(v) any provisions in the Agreements that impose liquidated damages, penalties or forfeiture;

(vi) any provisions in the Agreements purporting to require a party thereto to pay or reimburse attorneys’ fees incurred by another party, or to indemnify another party therefor, which provisions may be limited by applicable statutes and decisions relating to the collection and award of attorneys’ fees;

(vii) any provisions in the Agreements providing for arbitration; or

(viii) local laws, including ordinances, zoning restrictions, and rules and regulations adopted by counties and municipalities.

(ix) any provisions in the Agreements to the effect that (a) rights or remedies are not exclusive, (b) rights or remedies may be exercised without notice, (c) every right or remedy is cumulative and may be exercised in addition to or with any other right or remedy, (d) the election of a particular remedy or remedies does not preclude recourse to one or more other remedies, or (e) the failure to exercise, or any delay in exercising, rights or remedies available under the Agreements will not operate as a waiver of any such right or remedy; or

(x) any applicable state or federal securities statutes, rules or regulations, or any antifraud statutes, rules or regulations of applicable state antifraud laws and applicable federal antifraud laws concerning the issuance or sale of securities.

At the request of our client, this opinion is being provided to you pursuant to the Agreements and is for your sole benefit. This opinion is limited to the matters expressly stated herein and no opinion or other statement may be inferred or implied beyond the matters expressly stated herein. This opinion may not be relied upon by any other person or for any purpose other than in connection with the transactions contemplated by the Agreements without our prior written consent. We disclaim any obligation to advise you of any developments in areas covered by this opinion that occur after the date hereof.

Selling Shareholders	October 4, 2006

Please do not hesitate to contact the undersigned if you have any questions regarding this matter. Thank you very much.

Very truly yours,

Wuersch & Gering LLP

/s/ Travis L. Gering, Esq.
By: Travis L. Gering, Esq.